As filed with the Securities and Exchange Commission on September __, 2001.

                                                  Registration No 333-41554
                                                                  ---------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                                 AMENDMENT NO. 1

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI Corporation
                    ------------------ ---------------------
               (Exact name of registrant as specified in charter)

                                    Colorado
                            ------------ ----------
                 (State or other jurisdiction of incorporation)

                                              8229 Boone Blvd. #802
      84-09l6344                              Vienna, Virginia  22182
                                              (703) 506-9460
----------------------                --------------------------------------
 (IRS Employer I.D.                  (Address, including zip code, and telephone
  Number)                             number including area of principal
                                      executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
                   ------------------------ ----------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after this Registration Statement
              becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of each                      Proposed       Proposed
  Class of                         Maximum         Maximum
Securities           Amount        Offering       Aggregate      Amount of
  to be              to be         Price Per      Offering      Registration
Registered         Registered      Unit (1)        Price          Fee (1)
----------         ----------      ---------      ---------     -------------

Common stock           (2)            (2)            (2)            (2)

Total                            $10,000,000     $10,000,000     $2,640
                                 ===========     ===========     ======

(1) The amount of registration fee, calculated in accordance with Rule 457(o), is the maximum aggregate offering price at which the securities subject to this registration statement are proposed to be offered.
(2) There are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company.

         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                     CEL-SCI CORPORATION
                                  Common Stock

      Cel-Sci Corporation may offer from time to time shares of common stock at an initial offering price not to exceed $10,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

      Specific terms pertaining to the shares of common stock offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to Cel-Sci from the sale. The prospectus supplement will set forth, without limitation, the number of shares of common stock and the terms of the offering and sale of such shares.

      CEL-SCI may sell the shares of common stock offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents of Cel-Sci or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable prospectus supplement.

      CEL-SCI may not use this prospectus to complete sales of its common stock unless this prospectus is accompanied by a prospectus supplement.

      The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6 of this prospectus.

      Neither the Securities and Exchange Commission nor any State Securities Commission has Approved or Disapproved of these Securities or has Passed Upon the Accuracy or Adequacy of This prospectus. Any Representation to the Contrary is a Criminal Offense.

      CEL-SCI's common stock is traded on the American Stock Exchange. On September __, 2001 the closing price of CEL-SCI's Common on the American Stock Exchange was $_____.

                The date of this prospectus is September __, 2001

PROSPECTUS SUMMARY

      THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. CEL-SCI manufactures MULTIKINE, its first, and main product, using CEL-SCI's proprietary cell culture technologies, which involve a combination, or "cocktail", of natural human interleukin-2 and certain lymphokines and cytokines. CEL-SCI is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer.

      Another technology CEL-SCI is developing, Ligand Epitope Antigen Presentation System (LEAPS), is a T-cell modulation technology which CEL-SCI is testing to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, prostate cancer and breast cancer.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses with the public and private sales of shares of CEL-SCI's common stock and borrowings from third parties, including affiliates of CEL-SCI.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(69,000,000) at June 30, 2001, and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

THE OFFERING

Securities Offered:

      By means of this prospectus CEL-SCI is offering to sell shares of its common stock.

Common Stock Outstanding: As of September 10, 2001, CEL-SCI had 21,795,922 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities held by the selling shareholders or other persons. See "Comparative Share Data".

Risk Factors: The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

AMEX Symbol:                CVM

Summary Financial Data

Results of Operations:

                                 Year Ended          Nine Months Ended
                             September 30, 2000        June 30, 2001
                             ------------------      -----------------

Investment Income and Other
  Revenues:                    $    442,551           $    551,186

Expenses:
Research and Development          4,978,714              6,419,512
Depreciation and Amortization       220,994                153,906
General and Administrative        3,721,240              2,200,355
                               ------------           ------------

Net Loss                        $(8,478,397)           $(8,222,587)
                                ============           ============

Loss per common share
  (basic and diluted)                 $(0.44)               $(0.39)

Weighted average common
  Shares outstanding             19,259,190             21,274,537

Balance Sheet Data:
                                 September 30, 2000       June 30, 2001

Working Capital                   $11,725,940              $3,514,571
Total Assets                       13,808,882               5,269,506
Total Liabilities                     847,423                 426,898
Shareholders' Equity               12,961,459               4,842,608

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of their holdings of common stock. CEL-SCI does not make, nor has it authorized any other person to make, any representation about the future market value of CEL-SCI's common stock. In addition to the other information contained in this Private Offering Memorandum, the following factors should be considered carefully in evaluating an investment in the Shares offered by this prospectus.

CEL-SCI Has Earned Only Limited Revenues and Has a History of Losses.
--------------------------------------------------------------------

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 2001 CEL-SCI incurred net losses of approximately $(69,000,000). During the years ended September 30, 1998, 1999 and 2000 CEL-SCI suffered losses of $(6,442,683), $(7,490,725) and $(8,478,397)
respectively. CEL-SCI has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

      There can be no assurance CEL-SCI will be profitable. At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations.

Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI. CEL-SCI does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to delay or postpone development and research expenditures which may influence Cel-Sci's ability to produce a timely and competitive product.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although CEL-SCI's equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period may not satisfy CEL-SCI's capital needs.

If Cost Estimates for Clinical Trials and Research Are Inaccurate, CEL-SCI Will Require Additional Funding.

      CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If CEL-SCI's cost estimates are incorrect, CEL-SCI will need additional funding for its research efforts.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by CEL-SCI, VTI or its licensees, and there can be no assurance that such approvals will be granted. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

CEL-SCI has, at the present time, only one source of multikine and if this source could not, for any reason, supply CEL-SCI with Multikine, CEL-SCI estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement.

      CEL-SCI has an agreement with an unrelated corporation for the production, until 2006, of Multikine. CEL-SCI does not know what cost it would incur to obtain an alternative source of supply.

There can be no assurance that CEL-SCI will achieve or maintain a competitive position or that other technological developments will not cause CEL-SCI's proprietary technologies to become uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's Patents Might Not Protect CEL-SCI's Technology from Competitors.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI. Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with Multikine.

CEL-SCI's Product Liability Insurance May Not Be Adequate to Protect CEL-SCI from Possible Losses.

      Although CEL-SCI has product liability insurance for Multikine, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

The Loss of Management and Scientific Personnel Could Adversely Affect CEL-SCI.
-------------------------------------------------------------------------------

      CEL-SCI is dependent for its success on the continued availability of its executive officers. The loss of the services of any of CEL-SCI's executive officers could have an adverse effect on CEL-SCI's business. CEL-SCI does not carry key man life insurance on any of its officers. CEL-SCI's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that CEL-SCI will be able to hire and retain such necessary personnel.

Shares Issuable Upon the Conversion of Options, Warrants and Convertible Securities or in Connection with the Equity Line of Credit May Depress the Price of CEL-SCI's Common stock.

      CEL-SCI has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of CEL-SCI's common stock. In some cases CEL-SCI has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to CEL-SCI and could hinder future financings by CEL-SCI.

      Until the options expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options may exercise them at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock and may adversely affect the ability of CEL-SCI to obtain additional capital in the future. The sale of the shares of common stock issuable upon the exercise of the options could adversely affect the market price of CEL-SCI's stock.

      In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to three private investors. The Series A warrants permitted the holders of the warrants to purchase 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allowed the holders to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $2.4375 per share prior to certain fixed vesting dates, the first of which in December 2000. On the first fixed vesting date the price of CEL-SCI's common stock was $1.54. Pursuant to the terms of the Series B warrants, which have since expired, the holders of the warrants, in December 2000, received 274,309 additional shares of CEL-SCI's common stock. The share of common stock sold by CEL-SCI in the December 1999 and January 2000 private offerings have since been resold by the investors, and as a result no additional shares are issuable by the terms of the Series B warrants.

      In March 2000, CEL-SCI sold an additional 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same three private investors. The Series C warrants permitted the holders of the warrants to purchase 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants originally allowed the holders, to the extent they held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates, the first of which was in March 2001. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47 and on the second, and final vesting date, the price of CEL-SCI's common stock was $1.08. As a result, and in accordance with the terms of the Series D warrants, the private investors were entitled to receive 5,734,155 additional shares of CEL-SCI's common stock of which 3,520,123 shares had been issued and 959,340 shares had been sold as of August 15, 2001.

      On August 16, 2001 the three private investors exchanged the shares of CEL-SCI's common stock which they owned, plus their unexercised Series D Warrants, for 6,288 shares of CEL-SCI's Series E Preferred stock. Each Series E Preferred share is convertible into shares of CEL-SCI's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices (the "Conversion Price") of CEL-SCI's common stock on the American Stock Exchange for the five days prior to the date of each conversion notice.

      As part of this transaction the three private investors also exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      The shares of common stock issued or issuable upon the conversion of the Series E preferred shares, and the shares of common stock issuable upon the exercise of the Series E warrants are being offered for public sale by means of this registration statement. The sale of common stock issued or issuable upon the exercise of the Series E warrants, or the conversion of the Series E Preferred stock, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

      An unknown number of shares of common stock, which may be sold by means of a separate registration statement filed with the Securities and Exchange Commission, are issuable under an equity line of credit arrangement to Paul Revere Capital Partners. As CEL-SCI sells shares of its common stock to Paul Revere Capital Partners under the equity line of credit, and Paul Revere Capital Partners sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Paul Revere Capital Partners, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Although Paul Revere Capital Partners has agreed not to engage in any short selling during the term of the equity line of credit, any decline in the price of CEL-SCI's common stock may encourage short sales by others, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Comparative Share Data" for more information concerning this equity line.

The Market Price for CEL-SCI's Common Stock is Volatile.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

                             COMPARATIVE SHARE DATA

   Shares outstanding as of September 10, 2001          21,795,922

   Shares offered by this prospectus

    The number of shares outstanding as of September 10, 2001 excludes shares which may be issued in connection with CEL-SCI's line of credit or upon the exercise of other options or warrants previously issued by CEL-SCI. See table below.

Other Shares Which May Be Issued:
--------------------------------

      The following table lists additional shares of CEL-SCI's common stock which may be issued pursuant to the equity line of credit agreement and as the result of the exercise of other outstanding options or warrants issued by CEL-SCI:

                                                  Number of          Note
                                                   Shares          Reference

      Shares issuable upon conversion of            Unknown             A
      Series E preferred stock

      Shares issuable upon exercise of              815,351             A
      Series E warrants

                                                 Number of           Note
                                                   Shares         Reference

   Shares issuable pursuant to equity line
    of credit:                                    Unknown              B

   Shares issuable upon exercise of warrants      200,800              B

   Shares issuable upon exercise of warrants
   sold to investors in December 1997 private
   offering                                     1,100,000              C

   Shares issuable upon exercise of options
   granted to investor relations consultants      275,000              D

   Shares issuable upon exercise of options
   and warrants granted to CEL-SCI's officers,
   directors, employees, consultants, and third
   parties                                        4,560,990            E

A. In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC for $2,800,000. The Series A warrants allowed the holders to purchase up to 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. CEL-SCI issued 274,309 shares of common stock upon the exercise of the Series B warrants, which have since expired.

      In March 2000, CEL-SCI sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000. The Series C warrants allowed the holders to purchase up to 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants allowed the holders, to the extent the held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47 and on the second, and final vesting date, the price of CEL-SCI's common stock was $1.08. As a result, and in accordance with the terms of the Series D warrants, the private investors were entitled to receive 5,734,155 additional shares of CEL-SCI's common stock, of which 3,520,123 shares had been issued and 959,340 shares had been sold as of August 15, 2001.

      On August 16, 2001 CEL-SCI, Advantage Fund II and Koch Investment Group agreed to restructure the terms of the Series A, C and D warrants in the following manner:

      Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC exchanged the 3,588,564 shares of CEL-SCI's common stock which they owned, plus their unexercised Series D Warrants, for 6,288 shares of CEL-SCI's Series E Preferred stock. At the holder's option, each Series E Preferred share is convertible into shares of CEL-SCI's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices (the "Conversion Price") of CEL-SCI's common stock on the American Stock Exchange for the five days prior to the date of each conversion notice.

      Notwithstanding the above, the maximum number of common shares issuable upon the conversion of each Series E Preferred share prior to August 16, 2003 will be the greater of 923 shares or the number of common shares determined by dividing $1,000 by the price per share of common stock (if up to $2,000,000 is raised by CEL-SCI in a single Capital Raising Transaction) or the average weighted price per share of common stock (if up to $2,000,000 is raised by CEL-SCI in a series of Capital Raising Transactions) sold by CEL-SCI prior to November 14, 2001. The term Capital Raising Transaction means, at any time prior to November 14, 2001, a transaction or series of transactions by which (i) CEL-SCI receives up to $2,000,000 in connection with the Company's issuance of its common stock and (ii) CEL-SCI is required to register for resale any securities which were sold or agreed to be sold.

      Each Series E Preferred share can be redeemed by CEL-SCI at a price of $1,200 per share, plus accrued dividends, at any time prior to July 18, 2003. At any time on or after July 18, 2003 and prior to the close of business on August 16, 2003 CEL-SCI may redeem any outstanding Series E Preferred shares at a price of $1,000 per share.

      Preferred shares that have not been redeemed or converted by August 16, 2003 will automatically convert to twice the number of shares of common stock which such shares would otherwise convert into based upon the Conversion Price on such date. On August 16, 2003 CEL-SCI will also be required to issue the holders of any Series E Preferred shares which are then outstanding Series E warrants which will allow the holders of the warrants to purchase shares of CEL-SCI's common stock equal in number to 33% of the common shares which were issued upon the conversion of the remaining Series E Preferred shares. These warrants, if issued, will be exercisable at any time prior to August 17, 2006 at a price equal to 110% of the volume weighted average price of CEL-SCI's common stock for the five days prior to August 16, 2003.

      Each Series E Preferred share is entitled to a quarterly dividend of $60 per share, payable in cash. Dividends not declared will accumulate. Except as otherwise provided by law the Series E Preferred shares do not have any voting rights. The Series E Preferred shares have a liquidation preference over CEL-SCI's common stock.

      As part of this transaction the three investors exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      With respect to the shares issuable upon the conversion of the Series E Preferred shares, or the exercise of the Series E warrants, Advantage II and Koch have agreed that until October 22, 2001, they will limit their respective weekly sales of CEL-SCI's common stock to 7% of the average of the four prior weeks trading volume in CEL-SCI's common stock as listed by Bloomberg Financial Services. Mooring Financial has agreed to limit its weekly sales of CEL-SCI's common stock to 1.67% of the average of the four prior weeks trading volume as listed by Bloomberg. Thereafter, each of Advantage II and Koch will limit their respective weekly sales of CEL-SCI's common stock to 9% of the average of the four prior weeks traded volume as listed by Bloomberg, while Mooring Financial will limit its weekly sales of CEL-SCI's common stock to 2.14% of the average of the four prior weeks trading volume as listed by Bloomberg. If CEL-SCI's trading volume reaches 200,000 shares or more on any given day, each of Advantage II and Koch will be allowed to sell an additional 4.5% of that day's trading volume on each of that day and the following day, while Mooring Financial will be allowed to sell an additional 1% of that day's trading volume on each of that day and the following day.

      As of September 10, 2001 425 Series E Preferred shares had been converted into 348,841 shares of CEL-SCI's common stock. The actual number of shares issuable upon the conversion of the Series E Preferred shares will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares of common stock which will be issued upon the conversion of the Series E Preferred shares cannot be determined at this time. However, prior to August 16, 2003, CEL-SCI would not be required to issue more than 5,801,481 shares of its common stock upon the conversion of the Series E Preferred shares, subject to any adjustment due to a Capital Raising Transaction.

B. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Paul Revere Capital Partners. As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

      Under the equity line of credit agreement, Paul Revere Capital Partners has agreed to provide CEL-SCI with up to $10,000,000 of funding prior to June 22, 2003. During this twenty-four month period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Paul Revere Capital Partners and Paul Revere Capital Partners will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Paul Revere Capital Partners and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Paul Revere Capital Partners, Ltd., stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Paul Revere Capital Partners will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Paul Revere Capital Partners based on the reduced market price.

      As of August 20, 2001 CEL-SCI had not requested a draw down under the equity line of credit.

C. In December 1997, CEL-SCI sold 10,000 shares of its Series D Preferred Stock, and 1,100,000 warrants, to ten institutional investors for $10,000,000. All Series D Preferred shares were subsequently converted into 5,201,400 shares of CEL-SCI's common stock. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $8.62 at any time prior to December 22, 2001. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $9.31 at any time prior to December 22, 2001. As of July 31, 2001 none of the warrants had been exercised.

D. CEL-SCI has granted options for the purchase of 275,000 shares of common stock to certain investor relations consultants in consideration for services provided to CEL-SCI. The options are exercisable at prices ranging between $1.63 and $5.00 per share and expire between June 2001 and February 2004.

E. The options are exercisable at prices ranging from $1.05 to $11.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

      The shares referred to in Notes A through E are being, or will be, offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                              PLAN OF DISTRIBUTION

      Cel-Sci may sell the securities in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to Cel-Sci from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

      If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, Cel-Sci will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

      If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in such prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

      The securities may be sold directly by Cel-Sci to institutional investors or others, who may be deemed to be under writers within the meaning of the Securities Act with to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

      Agents, dealers and underwriters may be entitled under agreements entered into with Cel-Sci to indemnification from Cel-Sci against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

                            DESCRIPTION OF SECURITIES

Common Stock

         CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI.

    See "Comparative Shares Data" for information concerning CEL-SCI's Series E Preferred stock.

Transfer Agent

     Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

         The consolidated financial statements as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000 incorporated by reference in this prospectus from CEL-SCI's Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         CEL-SCI's Bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

         CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

         CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

         The following documents filed with the Commission by CEL-SCI (Commission File No. 0-11503) are incorporated by reference into this prospectus:

(1) CEL-SCI's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(2) CEL-SCI's Quarterly Reports (unaudited) on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

(3) CEL-SCI's Proxy Statement relating to the March 21, 2001 shareholders' meeting.

         All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

         No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.




                                TABLE OF CONTENTS

                                                                    Page

Prospectus Summary............................................
Risk Factors..................................................
Comparative Share Data........................................
Plan of Distribution..........................................
Description of Securities.....................................
Experts.......................................................
Indemnification...............................................
Additional Information........................................

                                  Common Stock

                               CEL-SCI CORPORATION

                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

             SEC Filing Fee                                     $ 2,640
             Blue Sky Fees and Expenses                           2,000
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             10,000
             Accounting Fees and Expenses                         3,000
             Miscellaneous Expenses                               5,360
                                                              ---------
                  TOTAL                                         $25,000
                                                                =======

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.
          -----------------------------------------

         It is provided by Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 16.  Exhibits

3(a)    Articles of Incorporation       Incorporated
                                        by reference to Exhibit 3(a) of
                                        CEL-SCI's combined Registration
                                        Statement on Form S-1 and Post-Effective
                                        Amendment ("Registration   Statement"),
                                        Registration Nos. 2-85547-D and 33-7531.

 (b)    Amended Articles                Incorporated by
                                        reference to Exhibit 3(a) of CEL-SCI's
                                        Registration Statement on Form S-1,
                                        Registration Nos. 2-85547-D and 33-7531.

 (c)    Amended Articles                Filed as Exhibit 3(c) to CEL-SCI's
       (Name change only)               Registration Statement  on  Form  S-1
                                        Registration Statement (No. 33-34878).

 (d)     Bylaws                         Incorporated by reference to Exhibit
                                        3(b) of CEL-SCI's Registration Statement on Form S-1, Registration Nos. 2-85547-D and 33-7531.

(a)   Specimen copy of                    Incorporated by reference to Exhibit
      Certificate                         4(a) Stock of CEL-SCI's Registration
                                          Statement on Form S-1 Registration
                                          Nos. 2-85547-D and 33-7531.

5.    Opinion of Counsel                              (1)
                                          -----------------------------

10(e) Employment Agreement with           Filed with Amendment Number 1 to CEL-
      Geert Kersten                       SCI's Registration Statement on Form
                                          S-1 (Commission File Number 33-43281).

10(l) Registration Rights Agreement       Incorporated by reference to Exhibit
                                          10(l) to Cel-Sci Registration
                                          Statement on Form S-3
                                          (Commission File Number 333-94675).


10(q) Common Stock Purchase Agreement     Incorporated by reference to Exhibit
      with Paul Revere Capital Partners   10(q) to Cel-Sci Registration
      Ltd.                                Statement on Form S-3
                                          (Commission File Number 333-59798).

10(r) Stock Purchase Warrant issued to    Incorporated by reference to Exhibit
      Paul Revere Capital Partners Ltd.   10(r) to Cel-Sci Registration
                                          Statement on Form S-3
                                          (Commission File Number 333-59798).

10(s) Securities Exchange Agreement       Incorporated by reference to Exhibit
      (together with Schedule required    10.1 to report on Form 8-K dated
      by Instruction 2 to Item 601        August 21, 2001.
      Regulation S-K)

10(t) Form of Callable (Series E) Warrant Incorporated by reference to Exhibit
                                          10.2 to report on Form 8-K dated
                                          August 21, 2001.

10(u) Form of Secondary Warrant           Incorporated by reference to Exhibit
                                          10.3 to report on Form 8-K dated
                                          August 21, 2001.

23(a) Consent of Hart & Trinen                   (1)

  (b)  Consent of Deloitte & Touche, LLP         (1)

(1) Previously filed

Item 17. Undertakings.
         ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to exe- cute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 17th day of September, 2001.

                               CEL-SCI CORPORATION

                                       By:   /s/ Maximilian de Clara
                                             ----------------------------------
                                              MAXIMILIAN DE CLARA, PRESIDENT

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Maximilian de Clara        Director and Principal      September 17, 2001
--------------------------     Executive Officer
Maximilian de Clara


 /s/ Geert R. Kersten          Director, Principal         September 17, 2001
--------------------------     Financial Officer and
Geert R. Kersten               Chief Executive Officer

 /s/ Alexander G. Esterhazy    Director                    September 17, 2001
------------------------------
Alexander G. Esterhazy

 /s/ John M. Jacquemin         Director                    September 17, 2001
--------------------------------
John M. Jacquemin

/s/ D. Richard Kinsolving      Director                    September 17, 2001
-------------------------------
D. Richard Kinsolving

                               CEL-SCI CORPORATION

                                    FORM S-3

                                    EXHIBITS